Exhibit 10.33
LEASE PURCHASE AGREEMENT

Between the undersigned :

•
The company Alsacienne de Crédit-Bail Immobilier—ALSABAIL, mixed local economy company with a capital of € 9,704,280.—, head-office located at 5, Allée de la Robertsau in 67000 STRASBOURG, registered at the Register of Trade and Companies of STRASBOURG under the number B 718 504 004, represented by Mr René SUTTER, Director of Administration and Finance, duly empowered in this respect

•
The company CIAL FINANCE, a joint stock company with a capital of FRF 31,775,300.—, head-office located 31, Rue Jean Wenger Valentin in 67000 STRASBOURG, registered at the Register of Trade and Companies of STRASBOURG under the number B 588 502 625, represented by Mr Jacques PFORTNER, duly empowered in this respect

•
The company FRUCTICOMI, a joint stock company with a capital of FRF 180,000,000.—, head-office located 115, Rue de Montmartre in 75002 PARIS, registered at the Register of Trade and Companies of PARIS under the number B 333 384 311, represented by Mrs Daniéle HAZAN, duty empowered in this respect hereafter referred to as the JOINT OWNERS
on the one hand,
and

•
• The company DELTAGEN EUROPE S.A., a joint-stock company with a capital of 2,440,000.—Euros, with head-office at 44, Route Burkel in 67400 ILLKIRCH, registered at the Register of Trade and Companies of Strasbourg under the number B 434 277 919, represented by Mr William MATTHEWS, Ph.D., President of the Board of Directors

hereafter referred to as the LESSEE
or the company DELTAGEN EUROPE
on the other hand,

The following has been stated as a preliminary to the real estate lease purchase agreement which constitutes the subject of the present document:

STATEMENT

1)    ALSABAIL, in joint ownership with CIAL FINANCE and FRUCTICOMI, has granted to the company DELTAGEN EUROPE a real estate lease purchase agreement amounting to

8,500,000 Euros dedicated to the purchase of a piece of land of a surface of 45,088.— square metres located in the Innovation Park of 67400 ILLKIRCH, and to the construction on this land of a building to be used as research laboratory and offices and which shall have an approximate net usable surface of 5,000 square meters.

2) The investment amounts to € 8,500,000.— ( + VAT) purchase of the land included and shall be financed by the joint owners as follows:

	Total	out of which grant from local authorities	out of which loan from the lessee	Net financing
ALSABAIL	€ 5 100 000	€ 80 493	€ 960 000	€ 4 059 507
CIAL Finance	€ 1 700 000	€ 26 831	€ 320 000	€ 1 353 169
FRUCTICOMI	€ 1 700 000	€ 26 831	€ 320 000	€ 1 353 169
	€ 8 500 000	€ 134 155	€ 1 600 000	€ 6 765 845

The Landesbank SAAR Girozentrate (SaarLB) and the Société Alsacienne de Développement & d’Expansion—SADE, participate to the operation in covering the risk, thus providing ALSABAIL with a counter-guarantee respectively amounting to €1,524,490.— and € 762,245.—

ALSABAIL, CIAL FINANCE and FRUCTICOMI shall be the owners in joint ownership of the real estate in proportion to their participation to the financing

—ALSABAIL	60%
—CIAL FINANCE	20%
—FRUCTICOMI	20%

ALSABAIL to be the leader of the lease purchase operation.

The terms of the present contract as well as those mentioned in the contracts that shall be attached to the present one, shall govern the whole lease purchase operation which has been set up in favour of the company DELTAGEN EUROPE

3) The present lease purchase is governed by the provisions of Law N ° 66-455 of July 2”d 1966 related to lease purchase companies, as well as by the subsequent articles especially Article 57 of Law 95-115 of February 4t” 1995 on territory and town planning ( Common Law ).

This having been stated, the following has been settled and agreed;

REAL ESTATE LEASE PURCHASE AGREEMENT

ARTICLE 1.    CARRYING OUT OF THE INVESTMENT—DELEGATION OF THE MANAGEMENT OF THE PROJECT

1)    Purchase of the land

The joint owners have purchased the land, have paid the price as well as the corresponding authenticated deed fees. They will have the building erected.

2)    Delegation of the management of the construction project

In order to make sure that the construction is carried out exactly in accordance with the needs of the Lessee, the joint owners herewith grant to the Lessee who accepts, the authorization to plan and follow up alt matters related to the construction from the design to the delivery of the building after completion. So, the Lessee shall be in direct contact with the engineering companies, the construction firms and the project Manager.

a)    General conditions of the mandate

This authorization is granted to the Lessee in the sole interests of the tatter but as a result will transfer exclusively to the Lessee the entire responsibility for the works, the planning, the carrying out, the supervision and acceptance, and generally, for all the associated consequences, including those mentioned in Articles 1999 and 2000 of the Civil Code. The lessee shall not be entitled to take action against the joint owners, namely in case of mistakes, delays, defects, price increases, disputes with the contractors or the project Manager, site incidents and accidents, civil liability or any other reasons.

The lessee shall take all the necessary measures to make sure that the construction will be duly carried out in accordance with the plans, with the construction permission, with the cost estimate and other technical documents which have been handed out to the joint owners.

The lessee shall take the responsibility for the joint owners in front of third parties or the public authorities and duly arrange compensation to the joint owners in case of proceedings against them.

Despite the above, and without creating any exception to the aforesaid provisions, the joint owners shall reserve the right, at any time, to check that the Lessee is respecting its commitments and obligations, and if not, the joint owners may take direct action, at the expenses of the Lessee.

Despite the specific technical requirements of the building, it should even so be constructed in such a way that it is as general as possible

The joint owners are entitled to withdraw this ‘authorization at any time for a legitimate reason, without having to pay any compensation to the Lessee. For instance, the immediate cancellation of the authorization shall occur in case the lessee changes the construction plans thus increasing very much the costs and without prior notice to the joint owners

b)    Project Manager

The lessee will hand out to ALSABAIL, a copy of the contract signed with the Project Manager ( architect and engineering office ) as well as the insurance certificates stating that at the time of starting of the construction works civil liability is covered

c)    Administrative approvals

The Lessee shall file a petition for construction permission of a building for research laboratory and office use and commits to respect the provisions mentioned in the construction permission.

The lessee shall apply for any administrative authorizations which may be required, particularly those related to the protection of the environment.

The lesse shall be responsible for carrying out the formalities regarding display of the construction permission on the site as provided by Article R421-39 of the Urban Code.

ALSABAIL shall receive a copy of the construction permission and of any future modifications of this tatter as well as a copy of the declaration of starting of construction works.

Upon their request, the construction permission may be transferred to the joint owners.

After completion of the construction works, the lessee shall give notice immediately to ALSABAIL, so that ALSABAIL can carry out in due time the necessary administrative procedure in order to get the certificate of compliance.

In the event the certificate is not issued due to non-compliance of the building, the necessary modification works shall be at the full expenses of the lessee.

The joint owners reserve the right to have the works carried out with companies of their own choice. The lessee shall receive the invoices directly from these latter and shall pay them.

In any case, the lessee shall make sure that the joint owners will obtain the certificate of compliance within two years from the time of completion of the construction works, even with some reserves on it

If the certificate of compliance could not be obtained within the two years, the joint owners shall be entitled to charge compensation to the lessee for each additional month at 1 % of the annual rent, VAT on top.

d) Construction works

The lessee commits to have a building constructed on the land described in the Statement above, to make sure that this building shall be in conformity with the plans and technical documents handed out to the joint owners, and to arrange the completion of the construction works on the forecasted date of June 30, 2003.

The date of completion of the construction works shall upon agreement between the parties, either be earlier or later than June 30, 2003 and shall depend on the technical aspects related to the construction.

Prior to starting the construction works, the lessee shall arrange soil and sub-soil tests on the land. A copy of the report shall be handed out to ALSABAIL.

The joint owners are entitled to inspect at any moment onsite, the progress of the construction works.

The lessee shall arrange a technical inspection of the construction. It shall be carried out by an official institute ( minimum audit level : L ). A copy of the report shall be sent to ALSABAIL.

The building shall become the property of the joint as the construction works will progress and without the lessee being entitled to claim any compensation for this.

The energy supply equipments for the building are not included in the present lease purchase agreement. They are part of a separate tease purchase contract with the company ECOTRAL and their financial partner BAIL 67. ECOTRAL to stand guarantor in front of BAIL 67.

Respect of the legal provisions related to health and safety on construction sites
The lessee, in his capacity as representative of the joint owners, shall accept the essential obligation of ensuring strict respect, in front of the joint owners, or third parties, including the employees and public authorities, of the rules about health, hygiene and safety on construction sites.

The joint owners shall expressly delegate to the lessee, who accepts in his position of representative of the joint owners, full powers but also full responsibility as far as respect of the regulation is concerned. While accepting this, the lessee fully relieves the joint owners of their liability.

This is namely, but not exclusively related to the respect of the provisions of Law N ° 93.1418 of December 31rst 1993 (Articles L.235-1 to L.235-19 of Labour Code) as well as its decrees and all subsequent provisions. The lessee acknowledges to be aware of these and to make sure that these shall be respected.

Therefore, it shall be the responsibility of the Lessee to appoint a competent co-ordinator who shall be in charge of supervising safety and health on the construction site. A copy of the contract shall be handed out to ALSABAIL.

The duties of the co-ordinator are different from those of the engineering company and of the project manager. The duties shall be defined right at the time of preparation of the project and shall be regularly revised as the construction works progress.

The attention of the lessee is drawn to the risk of possible penalty if the regulation in force is not respected.

In case of infringement of the regulation regarding health, safety and working conditions on the site, the civil liability and penalty shall only be borne by the lessee. In addition, the lessee will have to compensate the joint owners for any prejudice affecting the latter as a result of the lessee’s non-respect of the regulation in force.

e) Contracts for the construction works / Payments

The lessee as the representative of the joint owners, takes the full responsibility for the choice of the companies which shall be in charge of the construction works and provision of services. Only companies which hold adequate certificates of professional qualification ( O.P.Q.C.B. / Qualibat ) and covered by a ten years civil liability insurance policy shall be accepted.

The lessee shall sign the contracts related to the works to be carried out as well as the agreements related to services to be provided.

The lessee shall send a copy of the following documents to ALSABAIL about each company and service provider:

— the accepted contract ( or tender ) or agreement

— the descriptive/quantitative specifications or the cost estimate (with the exception of service providers )

— the certificate of ten years civil liability insurance valid on the date of starting of the works (unless the lessee personally subscribes such an insurance )

In case these documents are not supplied to ALSABAIL in due time, the invoices sent by these companies to ALSABAIL shall not be settled.

The invoices shall be made out at the name of the joint owners ALSABAIL/CIAL FINANCE/ FRUCTICOMI and shall be sent to ALSABAIL in three copies

ALSABAIL will pay the invoices directly to the companies, on behalf of the joint owners. However, before payment, the lessee and the Project manager will have duly signed for approval the different invoices. The total amount of the invoices shall not be in excess of the amount of the lease purchase as mentioned in Article II of the present agreement and which includes the price of the land which is € 1,590,933 ( + VAT ).

Any invoice or statement sent to ALSABAIL and which do not bear the signature for acceptance of the lessee and the project manager shall not be settled by ALSABAIL. These will be sent back to the lessee.

In the event of the lessee having paid invoices or statements directly to the contractors or service providers, ALSABAIL shall reimburse the money to the lessee on behalf of the joint owners. This shall be done upon presentation of a summarized invoice together with copies of the different invoices.

In necessary, ALSABAIL shall withhold on behalf of the joint owners, 10 % of the amounts re-invoiced by the lessee to ALSABAIL, until the documents which the lessee is supposed to send to ALSABAIL-under the terms of this agreement ( in particular the ones mentioned in Article 1. ) have actually been sent

Except otherwise agreed, the joint owners shall not be compelled to respect any commitments taken by the lessee and which exceed the powers given to him in the present mandate.

Any overruns of the program or penalties to be paid to the contractors shall be the responsibility of the lessee. The lessee shall not use these overruns or penalties as a reason not to have the building completed.

f) Delivery of the building

Delivery of the building shall be carried out in accordance with the conditions mentioned in Article 1792-6 of the Civil Code. The joint owners need to be given notice fifteen days in advance of the date of delivery of the building.

The lessee, as the representative of the joint owners, will sign all the reports of acceptance of the work and shall provide ALSABAIL with a copy within eight days, by means of a registered letter with acknowledgement of receipt.

In case of reserves, the lessee shall make the necessary arrangements in order to remove them.

The records showing that reserves have been removed shall also be sent to ALSABAIL

g) Construction insurance

Before starting of the construction works, ALSABAIL shall subscribe an all-risks insurance policy to cover the construction site, in addition to the compulsory insurance under the provisions of the Law of January 4th 1978 covering damage to the work, or to a single site insurance policy.

ALSABAIL shall also subscribe, with the approval of the Lessee, the compulsory civil liability which is covering the lessee as he is acting on behalf of the joint owners.

The lessee shall notify ALSABAIL of the date of starting of the construction works and provide ALSABAIL before this date, with all the technical specifications related to the construction works which will be required by the insurance companies.

For other provisions related to insurance matters, the parties shall refer to Article III-11 below.

h)    Penalties

In case all the required documents mentioned in Article 1, or those which may be necessary for the issue of insurance certificates have not been sent to ALSABAIL within two years after completion of the construction works, ALSABAIL shall be entitled to compensation and the lessee shall pay for each month of delay 1 % of the annual rent inclusive VAT

ARTICLE II.    FINANCING OF THE OPERATION

A)    Expenses

The financing of the expenses for the real estate project which shall amount to € 8,500,000.- ( + VAT ) shall be as follows :

— a grant of the Alsace area of € 134,155.—
— a loan of the lessee to the joint owners of 1,600,000.—
— financing provided by the joint owners of € 6,765,845.—

The financing provided by the joint owners is shared out as follows :

1)    ALSABAIL’s share is of € 4,059,507
This share shall be financed by means of loans that ALSABAIL shall get from :

—    The Lower-Rhine Prefecture and from the Urban Community of Strasbourg
The total amount of these loans shall be € 3,811,225.—
These will be interest free loans, repayable over 9 years after one year grace

The participation of the Local Authorities to the financing of the present lease purchase operation has been requested by ALSABAIL.

The participation shall be subject to deliberation and final approval of the involved local authorities.

In case the interest free loan from the local authorities of a forecasted amount of € 3,811,225.– to come from the Lower Rhine Prefecture and from the Urban Community of Strasbourg, has actually been granted but not yet paid out to ALSABAIL at the time the construction works have started and related invoices are already payable, then ALSABAIL shall set up a “bridge loan” with an interest rate equivalent to the money market monthly average plus 1.5 points

In case the interest free loan is finally not granted by the local authorities, either in full or partially, then the additional corresponding financing will be the subject of an addendum to the present lease purchase contract. The conditions, especially the rate shall be decided by mutual agreement between ALSABAIL and the lessee, according to the resources available on the financial market at that time.

This will only affect the financial conditions of the share of ALSABAIL in the financing

—    A regional financial institution
For € 248,282.— at the three months EURIBOR, variable rate, increased by 1.5 % per annum.

2)    CIAL FINANCE’s share is of € 1,353,169.—at the three months EURIBOR interest rate, increased by 1.50 % per annum

3)    FRUCTICOMI’s share is of € 1,353,169.—at the three months EURIBOR interest rate, increased by 1.50 % per annum

It is expressly agreed that in case the cost of the investment exceeds € 8,500,000.– ( VAT excluded ) the Lessee will grant an additional loan to the joint owners. This loan will cover the additional amount as the financing granted by the joint owners shall be limited to € 8,500,000.–

The lessee commits to pledge this additional loan in favour of the joint owners

B)    Support from the public authorities

The lessee is free to request any further subsidy or grant from the French state, from the area, from the Prefecture or from any other public institution apart from the ones mentioned in A) above. In case of success, such subsidy or grant shall be paid directly to the lessee and be independent from the present lease purchase agreement.

However, for these subsidies or grants, the lessee shall be directly and solely be responsible in front of the corresponding public authorities for the respect of the conditions. In case of non-respect of the conditions by the lessee and in case he is requested to reimburse the subsidies or grants, either partially or in full, this shall be an independent matter and shall not affect the joint owners.

The latter shall not be liable at all.

C)    VAT

The payments related to the real estate investment shall all include the VAT and shall be included in the lease purchase agreement as mentioned in paragraph II A) above.

The system related to the refund of the VAT to the joint owners is described in Article III-4
A) Pre-rents

ARTICLE III.    LEASE PURCHASE

1)    Lease Purchase

Herewith the joint owners, in accordance with the provisions of Law N ° 66-455 of July 2nd 1966 related to lease purchase companies, modified completely by Order N ° 67-837 of September 28th 1967, Article 57 of Law N° 95-115 of February 4th 1995 concerning Urban planning and development and all subsequent texts ; grant a lease purchase to the Lessee for the real estate described hereafter. This is accepted by the representative of the lessee.

2)    Description of the real estate

The real estate subject of the present lease purchase agreement is including the land and the building to be used as research laboratory and offices as described in the Statement above, and which shall be located in 67400 ILLKIRCH and registered in the cadastrial survey books as follows

City of ILLKIRCH GRAFFENSTADEN

Section 37 n° 462/1
Grossoberfeld,
Two hectares eighty two ares and twenty four centiares
02 ha 82 a 24 ca
Land

Section 35 n° 499/234
Grossoberfeld,
Thirty two ares and twelve centiares
00 ha 32 a 12 ca

Section 35 n°501/234
Grossoberfeld,
Three ares and two centiares
00 ha 03 a 02 ca

Section 35 n°502/124
Grossoberfeid,
One hectare thirty one ares and thirty five centiares
01 ha 31 a 35 ca

Section 35 n ° 503 / 124
Grossoberfeld,
Two ares and fifteen centiares
00 ha 02 a 15 ca

A one lot surface of in total four hectares, fifty ares and eighty eight centiares

3)    Duration

The lease purchase shall last ten years. It will start on the first day of the calendar quarter following the date of delivery of the building in accordance with the terms mentioned in Article I f) above and at latest on January 1, 2004

The date of delivery of the premises shall be notified to ALSABAIL by the lessee by means of a registered letter with acknowledgement of receipt within eight days.

4)    Rents and charges

A)    Pre-rents

During the construction works, the lessee will pay to ALSABAIL on behalf of the joint owners, the pre-rents, which shall be calculated pro-rata temporis at the average monthly rate of the money market increased by 1.50 point on the amounts including VAT paid by ALSABAIL on behalf of the joint owners

These interests will not be payable on the interest free loan granted to ALSABAIL by the local authorities. However, this is only applicable in case the interest fee loan was paid to ALSABAIL in due time by the local authorities.

No interest will be payable on the loan granted by the lessee to the joint owners in order to purchase the land.

The pre-rents will be reduced by the interests calculated pro-rata temporis at the average monthly rate of the money market less one eighth related to the interest free loan paid to ALSABAIL by the local authorities as long as this loan has not been used up

ALSABAIL on behalf of the joint owners will request the refund of the VAT to the tax office and wilt include the received reimbursements into the financing of the lease purchase

During a standard period of four months (one hundred and twenty days) from the date of issue of payment by ALSABAIL, the lessee shall pay to ALSABAIL interests on the VAT related to each payment. These interests shall be calculated on the average monthly rate of the money market increased by 1.50 points per annum

The period of four months corresponds to the average waiting period for the refund of the VAT from the tax office

The pre-rents ( + VAT ) will be invoiced quarterly on March 31rst, June 30th, September 30th and December 31rst of each year

The pre-rents shall remain held by the joint owners and cannot be deducted from the future rents

B) Rents

The rents will be invoiced to the lessee by ALSABAIL, acting on behalf of the joint owners

•
Starting on the first day of the calendar quarter following the date of delivery of the building ; lasting during ten years. During these ten years, the lessee will pay rents to the joint owners. The amount of the rent will correspond to:

Item 1:

— straight line amortization of the capital over 36 consecutive quarters, after a one year grace period, of the interest free loan granted by the local authorities and amounting to € 3,811,225.—

— management and risk commission of 1.55 % per annum, calculated during a period of 40 consecutive quarters on the outstanding capital not yet reimbursed of the interest free loan [ 1.55 % corresponds to the average of the 1.75 % payable to SaarLB on € 2,286,735.— and the 1.25 % payable to ALSABAIL on € 1,524,490.– ]

Item 2:

— straight line amortization of the capital over 40 consecutive quarters of the loan granted by the lessee to the joint owners and amounting to € 1,600,000.–

— interests calculated quarterly over a period of 40 quarters, on the exact number of days of each quarter, applied to the outstanding amount of the capital not yet reimbursed, before amortization, according to the below shown method :

( rate + 1.50 ) x ( number of days of the period / 360 )

Rate is the three months EURIBOR

— management commission, which is a fixed lump sum of € 762.25 per quarter

Item 3:

— straight line amortization of the capital over 40 consecutive quarters of the other resources of the financing of the operation and amounting to € 2,954,620.–

— interests calculated quarterly over a period of 40 quarters, on the exact number of days of each quarter, applied to the outstanding amount of the capital not yet reimbursed, before amortization, according to the below shown method :

( rate + 1.50 ) x ( number of days of the period / 360 )

Rate is the three months EURIBOR

The above mentioned EURIBOR rate ( Euro Interbank Offered Rate ), in item 2 and item 3, is published by the European Banking Federation. The EURIBOR rate used for the calculation of the rents will be equal to the Euribor three months daily arithmetic mean published during the last but one month before the due date

•	The above defined rent, increased by the corresponding VAT, shall be payable quarterly, on each January 1rst, April 1rst, July 1rst and October 1rst

•	The payment of the rent shall be carried out as follows:

— compensation with the amounts due by the joint owners to the lessee on the loan granted to them by the lessee

— the balance shall be debited directly from the lessee’s current account

On this purpose, the lessee will arrange a standing order in favour of ALSABAIL

In case of delay in payment of a quarterly rent, the lessee will have to pay interest to the joint owners. This interest will be based on the average monthly money market rate increased by five points

C) Other charges

In addition to the rent, the lessee shall pay all the taxes, insurance premiums, which are normally payable by any lessee. The land ownership tax and the insurance premiums payable by the owner of real estate shall also be at the expenses of the lessee.

All these charges and taxes ( + corresponding VAT ) are to be paid by the lessee to ALSABAIL, acting on behalf of the joint owners, within one month upon receipt of ALSABAIL’s debit note.

Information concerning land ownership tax

Within the context of the assessment of the payable land ownership tax, the owner has to sent a declaration to the tax authorities, within 90 days at a maximum from date of completion of the construction works or modifications carried out on a building, or of use of the building even if only partially, or of any change ( extension, full or partial demolition…)

Failure to submit the aforesaid declaration wilt lead to an erroneous assessment of the tax base which may cause excess taxation as well as the cancellation of the two years exceptional exemption from the prefecture and regional portions of the land ownership tax. In addition a fine shall be payable.

In order to enable ALSABAIL, acting on behalf of the joint owners, to make the required declaration in due time, the lessee shall send to ALSABAIL full information and all documents related to the construction, at latest within 60 days after actual completion of the construction works.

If not, the lessee will be liable for all the consequences, especially financial, without recourse against the joint owners.

D) VAT

It is agreed and accepted by the lessee that ALSABAIL, acting on behalf of the joint owners, will charge the VAT on the lease purchase

E) FEES

The lessee shall pay to the joint owners, at latest on the day of signature of the present lease purchase agreement, file and administration charges which are a lump sum of € 38,112.— ( + VAT ) and to be shared out between the joint owners as follows

— ALSABAIL	€ 25,916.— (+ VAT)
— CIAL FINANCE	€ 6,098.— (+ VAT )
— FRUCTICOMI	€ 6,098.— (+ VAT )

The lessee shall also settle, at latest on the day of signature of the tease purchase agreement, the fees for the drawing up of this latter which is a private contract. The fees shall amount to € 24,925.— ( + VAT ) and will be shared out between the joint owners as follows:

— ALSABAIL	€ 14,955.–(+ VAT )
— CIAL FINANCE	€ 4,985.–(+ VAT )
— FRUCTICOMI	€ 4,985.–(+ VAT )

5)    Sub-rental

The lessee shall not sub-rent, even only partially any part of the building or land prior to approval of the joint owners. However, the joint owners authorize herewith the lessee to sub-rent to any company which is part of the group of companies of the lessee in any case the lessee will remain liable and shall stand guarantor for the sub-lessee in front of the joint owners. Any project of sub-rental, prior to signature, has to be submitted for review to the joint owners.

6)    Assignment

The lessee shall not assign the present tease purchase contract to any other party prior to written approval of the joint owners. The lessee will remain liable and shall stand guarantor for the assignee in front of the joint owners until the end of the lease purchase contract The lessee shall stand guarantor for the successive assignees in case the lease purchase is assigned several times

7)    Pledging

The lessee is not entitled, under no circumstances, to use the present tease purchase contract as collateral.

ARTICLE IV.    UNILATERAL PROMISE OF SALE

A)    Herewith; the joint owners promise to sell to the company DELTAGEN EUROPE the real estate which is the subject of the present lease purchase agreement located in 67400 ILLKIRCH, Innovation Park, Rue Tobias Stimmer.

This unilateral promise of sale shall be valid under reserves that the lessee will have met all his commitments towards the joint owners.

Except in case of early purchase as described in the paragraph below, the lessee shall notify the joint owners of the decision to purchase the real estate, by means of a registered letter with acknowledgement of receipt, six months before the expiry of the lease purchase agreement

Then, the sale of the real estate subject of the present contract shall be carried out against the payment by the lessee of a net price of € 1 ( one Euro ).

All related administrative and juridical fees shall be at the expenses of the lessee

B)    Early purchase of the real estate

Under reserve of the regulation in force at that time, and subject to a six months’ notice to the joint owners, the lessee shall be entitled to purchase the real estate subject of the present lease purchase agreement, at any time after the end of the sixth year ( from the date the lease purchase entered into force )

The lessee shall give notice of the decision to purchase the real estate from the joint owners, by means of registered letter with acknowledgment of receipt

The sales price will be equal to the remaining outstanding capital ( of the financing ) increased by a fixed compensation of 10%

All related administrative and juridical fees shall be at the expenses of the lessee

ARTICLE V.    VOLUNTARY TERMINATION—NORMAL EXPIRY

1)    Voluntary termination of the lease purchase

The lessee shall be entitled to terminate the present contract after the sixth year from the date the contract entered into force ( assuming that the lessee did not decide to purchase the real estate in anticipation as mentioned above in Article IV B) above ) giving the joint owners a one year notice by registered letter with acknowledgement of receipt

In case of voluntary termination of the lease purchase agreement by the lessee, the latter shall pay to the joint owners a fixed compensation which shall be equivalent to the early assignment price ( mentioned in Article IV B above ) less 20%

In this event, the ownership of the improvements, fitting-outs and installations considered as fixed assets and real estate will be transferred to the joint owners without any compensation to the lessee

2)    Normal expiry of the lease purchase

In case of normal termination of the lease purchase ( if the lessee did not exercise the unilateral promise of sale mentioned in Article IV A above ) the ownership of the improvements, fitting-outs and installations considered as fixed assets and real estate will be transferred to the joint owners without any compensation to the lessee

ARTICLE VI.    MUTUAL GUARANTEE FUND

It is expressly agreed between the parties that the lessee will pay to ALSABAIL an amount of € 101,400.— corresponding to 4 % of the share of ALSABAIL’s and SADE’s risk coverage that is to say on € 2,535,017.–

The payment is a participation of the lessee to the mutual guarantee fund which was set up in order to cover ALSABAIL against risks of default of the companies beneficiaries of a lease purchase agreement

The terms and conditions related to the mutual guarantee fund are set forth in a separate agreement which shall be attached to the present lease purchase contract.

ARTICLE VII.    OTHER PROVISIONS

1)    Termination clause

Should the lessee fail to fulfil any one of the terms and obligations set forth in the present agreement, in addition to those specified in the attached agreements, this lease purchase agreement shall be cancelled if the joint owners decide to do so, and without any legal formalities. The cancellation shall occur if the lessee did not remedy to the- situation within one month after a formal notification to fulfil his obligations or to pay has been sent to him by the joint owners by means of a registered letter with acknowledgement of receipt

In this case any improvements, fittings and fixtures which may have been carried out and installed by the lessee will become the property of the joint owners without any compensation to the lessee

Should the present tease purchase agreement be cancelled by the joint owners and should the lessee refuse to evacuate the building, the latter would be obliged to do so upon receipt of an order issued by Court

2)    Penalty clause

a)    During the period before the lease purchase agreement enters into full force

Should the cancellation provided for in paragraph 1 above occur during the period before the lease purchase agreement enters in full force, it is expressly agreed that the lessee will pay to the joint owners, as contractual compensation for cancellation, an amount corresponding to the entire money paid or committed by the joint owners for the performance of the lease purchase operation ( purchase price of the land, fees and taxes, construction works, VAT )

b)    After the lease purchase agreement entered into full force

In case of termination as provided for in paragraph 1 above, and if the lease purchase agreement already entered in full force, it is expressly agreed that the lessee will pay to the joint owners a lump sum equal to the total of all the rents, inclusive taxes, still to run until the date of expiry

3)    Tolerance

It is expressly agreed that any tolerance shown by the joint owners regarding the above clauses and conditions, regardless of the frequency and duration, shall under no circumstances be considered as an amendment or as ‘a deletion of these clauses and conditions, neither shall it create any rights to the lessee; the joint owners may always at any time bring this tolerance to an end

4)    Balance sheets

During the whole period of validity of the present lease purchase agreement, the lessee commits to submit to the joint owners the annual reports including balance sheet and income statement in addition to any other documents showing the financial situation of the lessee

5)    Specific conditions

It is expressly agreed between the parties that the present lease purchase agreement is subject to the following conditions:

a)    The company DELTAGEN EUROPE S.A. shall create 200 jobs in the scope of its activities in Illkirch, between September 1rst 2001 and June 30th 2006

The lessee commits to submit every year to ALSABAIL a list showing the number of employees

This list showing the number of staff as of December 31 shall be sent to ALSABAIL at latest by March 31rst on the following year. ALSABAIL will hand it over to the local authorities

In the event that the lessee does not respect the above mentioned hiring commitments, the local authorities may request the lessee to reimburse partially or full amount of the interest free loan that they granted to ALSABAIL within the framework of the present lease purchase agreement. In such a case, the requested reimbursement will be passed on by ALSABAIL to the lessee

b)    The company DELTAGEN INC., Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, USA; shall stand guarantor for DELTAGEN EUROPE SA in front of the joint owners, over the whole duration of the lease purchase agreement and for an amount corresponding to the outstanding financing granted by the joint owners decreased by the loan made by the lessee to the joint owners

c)    The loan made by the lessee to the joint owners and amounting to € 1,600,000.—will be used by the joint owners for the purchase of the land and will be lodged as collateral in favour of the joint owners

d)    Prior to the signature of the present lease purchase agreement, the lessee shall arrange a deposit of € 686,200.— as guarantee. This deposit shall be locked up during a period of five years starting on the date the lease purchase agreement enters in full force and shall be lodged as collateral in favour of the joint owners

The conditions for an early release of the guarantee deposit in order to purchase a piece of land from the SERS, or after the five years lock up period shall be set forth in a separate contract to be attached to the present lease purchase agreement

e)    The lessee shall supply the written confirmation of BAIL 67’s financing of the energy supply equipments

f)    Prior to filing the petition for construction permission, the lessee shall submit to the joint owners for validation, the final drawings related to the building which shall take into account easy split of the building floor by floor and easy supply and distribution of the energy

6)    Mandate for the management

The representatives of CIAL FINANCE and of FRUCTICOMI herewith give authorization to ALSABAIL over the whole duration of the lease purchase agreement, to act in their name and on their behalf and to carry out all the necessary administrative and management formalities related to the present lease purchase agreement, namely:

— to receive all payments corresponding to the pre-rents, rents, and fees as defined in Article III—4 above, sales price, taxes, etc…

— to share out between the members of the financing pool, the payments received from the lessee and the payments due to the lessee

— follow-up the VAT payments and refunds

— carry out whatever will be necessary within the framework of the lease purchase agreement

However, for the following matters ALSABAIL needs first of all to request the approval of CIAL FINANCE and FRUCTICOMI :

— amendment for postponement
— assignment of the lease purchase contract
— law suits against the lessee
— expropriation

— early termination, etc

The representative of the lessee takes good notice of all the above agreements and commits to give notice to ALSABAIL of any changes that shall occur in the juridical status of DELTAGEN EUROPE S.A.

7)     Resolutive conditions

The present lease purchase agreement is concluded under the following resolutive conditions:

On side of the joint owners:

— that they receive the certificate to be issued by a solicitor in America stating that DELTAGEN INC. can legitimately stand guarantor for DELTAGEN EUROPE S.A. and namely to validate that:

— the signatory is duly empowered in this respect, and that the authorization formalities have been respected

— the guarantor agreement signed by the guarantor constitutes a valid commitment and in case of need can be subjected to distraints by American Court pursuant to a judgment made by a French Court

Fees related to the issue of this certificate will be at the expenses of the Lessee.

On side of the lessee:

— that the lessee obtains the construction permission for the building to be used as research laboratories and offices of a net usable surface of approximately 5,000 square meters

— that the Urban Community of Strasbourg supplies the certificate stating that the public survey was duly carried out and that no objections have been raised

— that there are no objections from the local authorities about the activity to be carried out in the building namely as far as protection of the environment is concerned

The above mentioned resolutive conditions should be completed at latest by April 30th 2003

The lessee agrees herewith that the joint owners shall not be liable in case the above mentioned resolutive conditions cannot be realized.

The lessee commits to endeavour best efforts in order to make sure that the above mentioned conditions will be completed and within the deadline April 30th 2003

In the event on non-completion of the above mentioned resolutive conditions the lease purchase agreement will be nil and void retroactively from the date of signature of the present contract

Therefore, the lessee will have to reimburse to the joint owners the full amount of expenses incurred ( works, fees, purchase of the land…)

In return, the joint owners will transfer the ownership of the land and works to the lessee who accepts the transfer of ownership

In addition, the lessee accepts to bear all penalties, expenses due to the fact that the project could not be carried out

In case the joint owners are sentenced by tax or any authority, the lessee wilt compensate accordingly

The present resolutive conditions are formed exclusively in favour of the joint owners. The latter are entitled to abandon them all or to abandon some of them.

8)    Fees and competent Jurisdiction

The fees related to the present agreement shall be at the full expenses of the company DELTAGEN EUROPE.

For the performance of the present contract, the parties’ domicile shall be at their respective head-office

The Court of STRASBOURG only shall be competent for any dispute related to the present lease purchase agreement as well as for the contracts that shall be attached to this latter.

The signatory declares that he has full knowledge of the meaning of the provisions of the present agreement although they are drawn up in French

In Strasbourg, on August 29th 2001

Made out in five copies

The present contract has been translated into English by Mrs Hortense RHINN, Director of Administration and Finance of DELTAGEN EUROPE S.A.

Mrs RHINN is present at the time of the signature of the present contract and also signs it.

PLEDGE AGREEMENT

Between the undersigned :

1) On the one hand :

•
The company Alsacienne de Crédit-Bail Immobilier—ALSABAIL, mixed local economy company with a capital of € 9,704,280.—, head-office located at 5, Allée de la Robertsau in 67000 STRASBOURG, registered at the Register of Trade and Companies of STRASBOURG under the number B 718 504 004, represented by Mr René SUTTER, Director of Administration and Finance, duly empowered in this respect

•
The company CIAL FINANCE, a joint stock company with a capital of FRF 31,775,300.—, head-office located 31, Rue Jean Wenger Valentin in 67000 STRASBOURG, registered at the Register of Trade and Companies of STRASBOURG under the number B 588 502 625, represented by Mr Jacques PFORTNER, duly empowered in this respect

•
The company FRUCTICOMI, a joint stock company with a capital of FRF 180,000,000.—, head-office located 115, Rue de Montmartre in 75002 PARIS, registered at the Register of Trade and Companies of PARIS under the number B 333 384 311, represented by Mrs Daniele HAZAN, duly empowered in this respect hereafter referred to as the “BENEFICIARIES”

2) On the other hand

The company DELTAGEN EUROPE. S.A., a joint-stock company with a capital of 2,440,000.– Euros, with head-office at 44, Route Burkel in 67400 ILLKIRCH, registered at the Register of Trade and Companies of Strasbourg under the number B 434 277 919, represented by Mr William MATTHEWS, Ph. D., President of the Board of Directors

hereafter referred to as the “LESSEE”
or the company DELTAGEN EUROPE

The following has been stated as a preliminary to the pledge agreement which constitutes the subject of the present document :

STATEMENT

The signature of the present pledge agreement occurs in the framework of the operation described hereafter :

1) Further to the signature of a private contract, on August 29th 2001 in STRASBOURG, the companies ALSABAIL, CIAL FINANCE and FRUCTICOMI decided to finance on behalf of the company DELTAGEN EUROPE S.A., by means of a real estate lease purchase operation, carried out in joint ownership ; the purchase of a piece of land of 45 088 square meters, located in the Parc d’Innovation, Rue Tobias Stimmer, in 67400 ILLKIRCH (France) and the construction on this land of a building (research laboratories and offices) with an approximate size of 5,000 square meters (net usable)

2) The investment amounts to E 8,500,000.- (+ VAT) and the financing is based on:

•    A grant to come from the local authorities ( Alsace area ) of € 134,155.–
•    The financing from the joint owners amounting to € 6,765,845.–
•    A loan granted by DELTAGEN EUROPE S.A. amounting to € 1,600,000.–

3) Further to the signature of a private contract, on August 29th 2001 in STRASBOURG, the company DELTAGEN EUROPE granted a loan to the Beneficiaries for an amount of 1,600,000.–Euros shared out as follows:

— ALSABAIL	: 960,000.–Euros
— CIAL FINANCE	: 320,000.–Euros
— FRUCTICOMI	: 320,000.–Euros

All the above set forth, the following has been settled and agreed:

PLEDGE AGREEMENT

In order to guarantee the Beneficiaries of all the payments due to them by the company DELTAGEN EUROPE, in the framework of the operation described in paragraph 1 above as well as in the agreements attached to the lease purchase contract, and namely as compensation in case of early termination of the lease purchase contract, Mr William MATTHEWS, Ph. D., duly empowered in this respect, lodges as collateral in favour of the beneficiaries, and which is accepted by these latter through their representatives, the amount of money that the company DELTAGEN EUROPE is granting to the Beneficiaries as a loan and as described in paragraph 3 above.

In conformity with Article 2076 of the Civil Code, the parties agree to appoint the company SOCIETE ALSACIENNE DE DEVELOPPEMENT & D’EXPANSION—S.A.D.E., as a third holder, and therefore to hand out to this latter the loan agreement which is representing the debt to be pledged.

In compliance with Articles 1690 and 2075 of the Civil Code, the present pledge agreement shall be an authenticated deed.

The present pledge agreement entitles the Beneficiaries, to use the rights defined by Law, up to the limit of the money payable to them by the company DELTAGEN EUROPE, and first, before other creditors.

Mr Henri GOLDENBERG, acting in the name and on behalf of the company SOCIETE ALSACIENNE DE DEVELOPPEMENT & D’EXPANSION—S.A.D.E., after having taken good notice of all the aforesaid, declares that he accepts the appointment as third holder of the loan agreement which herewith is lodged as collateral.

FEES

All fees and charges related to the present agreement shall be at the full expenses of the company DELTAGEN EUROPE.

COMPETENT JURISDICTION

Only the Court of STRASBOURG shall be competent for any dispute related to the present pledge agreement

For the performance of the present contract, the parties’ domicile shall be at their respective head-office

The signatories declare that they have full knowledge of the meaning of the provisions of the present agreement, although they are drawn up in French

The present contract has been translated into English by Mrs Hortense RHINN, Director of Administration and Finance of DELTAGEN EUROPE S.A.

Mrs RHINN is present at the time of signature of the present contract and also signs it

In Strasbourg, on August 29th 2001

Made out in four copies

Signature :